EXHIBIT 99.1

PRESS RELEASE—For Release:

August 26, 2003

CONTACT:

Sandra J. Miller

570-523-4305

smiller@sunbankpa.com

ROSE NAMED TO SUN BANCORP, INC. AND SUNBANK BOARDS

Lewisburg, PA—Sun Bancorp, Inc. (NASDAQ: SUBI)—Sun Bancorp, Inc. and, its subsidiary, SunBank today announced that John W. Rose has been elected to the board of directors of each entity.  Mr. Rose is president of McAllen Capital Partners in Hermitage, Pennsylvania.  Gary L. Tice, president and chief executive officer of F.N.B. Corporation and chairman of First National Bank of Florida in Naples, Florida, has resigned as a member of the Sun Bancorp, Inc. and SunBank boards in accordance with F.N.B. Corporation’s plan to unlock shareholder value by dividing into two separate corporations and spinning off the Florida operation.  Mr. Tice filled one of the two board positions made available to F.N.B. Corporation when Sun Bancorp, Inc. purchased the Bucktail Bank franchise from F.N. B. in 1997.  Mr. Rose will fill the vacancy created by Mr. Tice’s resignation.

“We are delighted to welcome John Rose to our board.  He is an experienced and talented individual, respected in our industry, and we look forward to the insight and expertise he will provide,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.  “We also wish Gary Tice the best and thank him for his many contributions during his tenure on the Sun boards.”

As president of McAllen Capital Partners, Mr. Rose specializes in bank, thrift and finance company turnaround investments.  The firm has acted as principal and advisor in at least a dozen such transactions.  In addition, Mr. Rose has served in leadership positions with financial services companies, including F.N.B. Corporation, Bay View Capital Corporation in San Mateo, California, Livingston Financial Group and ABN/LaSalle National Bank in Chicago.

Mr. Rose is a graduate of Case Western Reserve University, with a B.A. in Economics, and Columbia University, with an M.B.A.

Sun Bancorp, Inc., headquartered in north central Pennsylvania, is a $1 billion financial holding company with 25 offices and over 50 ATMs in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  The company provides community-focused retail, commercial, and private banking services to Central and Northeastern Pennsylvania under the SunBank and Guaranty Bank names.

Sun Bancorp, Inc. also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, Mid-Penn Insurance, and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Sentry Trust Company during the third quarter of 2003. Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.